Exhibit 99.1
FIRST AMENDMENT
TO MANAGEMENT SERVICES AGREEMENT

This First Amendment to Management Services Agreement (the “First Amendment”) is effective as of the 27th day of January, 2021 (the “First Amendment Effective Date”), and amends and supplements that certain Management Services Agreement by and among Cannae Holdings, Inc., Cannae Holdings, LLC and Trasimene Capital Management, LLC (the “Agreement”) dated as of the August 27, 2019.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

W I T N E S S E T H:

In consideration of the parties having entered into the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Article VIII (Termination) of the Agreement is deleted in its entirety and replaced with Article VIII (Termination) as attached hereto as Exhibit A.

2. All capitalized terms in this First Amendment shall have the same meaning as set forth in the Agreement, unless defined herein. Except as herein expressly amended, the Agreement is ratified, confirmed and remains unchanged in all respects and shall remain in full force and effect in accordance with its respective terms. This First Amendment may be executed in counterparts; each of which shall be original, but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the First Amendment Effective Date.

CANNAE HOLDINGS, INC

By: /s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

CANNAE HOLDINGS, LLC

By: /s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Managing Director, General Counsel and Corporate Secretary

TRASIMENE CAPITAL MANAGEMENT, LLC

By:/s/ William P. Foley, II
Name: William P. Foley, II
Title: Managing Member

EXHIBIT A

ARTICLE VIII
TERMINATION

Section 8.1 Termination by the Manager. The Manager may resign and terminate this Agreement at any time with 180 days’ prior written notice to Cannae Inc. of the Manager’s intention to terminate this Agreement (the “Manager Termination Notice”), which right shall not be contingent upon the finding of a replacement manager. However, if the Manager resigns, until the date upon which the resignation becomes effective, the Manager shall, upon request of the Board, use reasonable efforts to assist the Board to find a replacement manager at no cost and expense to Cannae Inc. If Cannae Inc. has not found a replacement manager by the 150th day after the date of delivery of the Manager Termination Notice, then Cannae Inc. shall have the right to extend the termination date by another 180 days or until the replacement manager has been in place for thirty (30) days.

Section 8.2 Termination by Cannae Inc. Cannae Inc. may terminate this Agreement if, at any time;
(a) there is a finding by a court of competent jurisdiction in a final, non-appealable order that (1) the Manager materially breached the terms of this Agreement and such breach continued unremedied for sixty (60) days after the Manager received written notice from Cannae Inc. setting forth the terms of such breach, or (2) the Manager (x) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under this Agreement or (y) engaged in fraudulent or dishonest acts in connection with the business and operations of Cannae Inc.;
(b) there is a finding by a court of competent jurisdiction in a final, non-appealable order that the Manager is demonstrably and materially incapable of performing its duties and obligations under this Agreement;
(c) a majority of the Board votes to terminate this Agreement; or
(d) William P. Foley II is (i) no longer a member of the Board, (ii) determined by a court of competent jurisdiction to be incapacitated or (iii) deceased.

Section 8.3 Directions. If an election is made to terminate this Agreement pursuant to Section 8.2 hereof, Cannae Inc. shall deliver to the Manager prior written notice of Cannae Inc.’s intention to terminate this Agreement (the “Termination Notice”) designating the date on which the Manager shall cease to provide Services under this Agreement, and this Agreement shall terminate on such date (the “Termination Date”). If the election to terminate this Agreement is made pursuant to Section 8.2(c) or Section 8.2(d), Cannae Inc. shall deliver the Termination Notice not less than 180 days prior to the Termination Date. During the period between Cannae Inc.’s delivery of the Termination Notice and the Termination Date, the Manager shall continue to perform its duties and obligations as Manager under this Agreement and take all actions necessary to execute an orderly transition of the management of Cannae Inc.’s assets and bring the appointment of the Manager to an end. In addition, the Manager shall, at Cannae Inc.’s expense, deliver to any new manager or Cannae Inc. any books or records held by the Manager under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit new management of Cannae Inc. to effectively assume its responsibilities.

Section 8.4 Payments Upon Termination.
(a) Notwithstanding anything in this Agreement to the contrary, the fees, costs and expenses payable to the Manager pursuant to Article VII hereof shall be payable to the Manager upon, and with respect to, the termination of this Agreement pursuant to this Article VIII. All payments made pursuant to this Section 8.4(a) shall be made in accordance with Article VII hereof.

(b) Upon termination of this Agreement pursuant to the events set forth in Section 8.2(c) or Section 8.2(d) hereof, Cannae LLC shall pay the Termination Fee to the Manager. Any payments made pursuant to this Section 8.4(b) shall be made in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.
(c) Upon termination of this Agreement pursuant to the events set forth in Section 8.1 hereof, Cannae LLC shall pay the Gross Carry Amount on the Built-In Gain to the Manager in compliance with the terms of the LLC Agreement.
(d) Subject to Section 8.4(a) hereof, no Termination Fee shall be due or payable by Cannae LLC to the Manager upon termination of this Agreement pursuant to any of the events set forth in Section 8.1 (subject to Section 8.4(c) hereof), Section 8.2(a) or Section 8.2(b) hereof.

Section 8.5 Change in Control of Cannae Inc. For the avoidance of doubt, upon a Change in Control of Cannae Inc., this Agreement shall not terminate, and any termination of this Agreement (which, if done by Cannae Inc. for any reason other than pursuant to 8.2(a) or 8.2(b), shall require payment of the Termination Fee by Cannae LLC) shall be only in accordance with the terms of this Agreement.